Exhibit 11.	Pennsylvania Commerce Bancorp, Inc.
Computation of Net Income Per Share

For the Quarter Ending June 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 1,571,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,551,000	6,222,947	$ 0.25
Effect of Dilutive Securities:
Stock options		235,532
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 1,551,000	6,458,479	$ 0.24
For the Quarter Ending June 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 2,050,000
Preferred stock dividends	(20,000)
Income available to common stockholders	2,030,000	6,088,360	$ 0.33
Effect of Dilutive Securities:
Stock options		280,607
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 2,030,000	6,368,967	$ 0.32
For the Six Months Ending June 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 2,683,000
Preferred stock dividends	(40,000)
Income available to common stockholders	2,643,000	6,195,175	$ 0.43
Effect of Dilutive Securities:
Stock options		234,358
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 2,643,000	6,429,533	$ 0.41
For the Six Months Ending June 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 4,087,000
Preferred stock dividends	(40,000)
Income available to common stockholders	4,047,000	6,071,214	$ 0.67
Effect of Dilutive Securities:
Stock options		284,199
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 4,047,000	6,355,413	$ 0.64